Exhibit 10.13

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
FORM OF STOCK OPTION GRANT AGREEMENT
(NONSTATUTORY STOCK OPTION)
(2014 Omnibus Incentive Plan)
Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to Section 7(a) of the Company’s 2014 Omnibus Incentive Plan (the “Plan”), hereby grants to you an option to purchase the number of Common Shares set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control. For the avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Optionholder:
Equity Grant Date:	[●]
Number of Shares Subject to Award:	[●]
Exercise Price (Per Share):	$[●]
Total Exercise Price:	$[●]
Expiration Date:	[●]

Type of Grant:    ☐ Nonstatutory Stock Option
Exercise Schedule:     Same as Vesting Schedule
Vesting Schedule:     This Award shall vest in accordance with the following vesting schedule, provided that you are employed on the applicable
anniversary of the Equity Grant Date (each such anniversary, a “Vesting Date”):

    -- [●] of the shares vest on the first anniversary of the Equity Grant Date.
-- [●] of the shares vest on the second anniversary of the Equity Grant Date.
-- [●] of the shares vest on the third anniversary of the Equity Grant Date.

Payment:     By one or a combination of the following methods of payment (described in the     Agreement):

☐	Cash or check

☐	Bank draft or money order payable to the Company

☐	Pursuant to a Regulation T program (cashless exercise) if the shares are publicly traded

☐	Delivery of already-owned shares if the shares are publicly traded

☐	Net exercise

The details of your Award are as follows:
1.VESTING.
(a)    In General. Subject to the provisions of the Plan and the limitations contained herein, your Award will vest as provided above; provided you are employed through the applicable Vesting Date and continue to comply with the restrictive covenants in Sections 10 and 11; provided that vesting will cease upon the termination of your employment (except as set forth below in Section 1(b) through (d)), and any unvested portion of your Option will be forfeited (and, in the case of termination for Cause, the vested portion of your Option will also be forfeited).
(b)    Vesting Acceleration Upon Termination due to Death or Disability. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated by the Company due to your death or Disability, then any unvested portion of your Option will vest on the date of your termination of employment.
(c)    Vesting Acceleration Upon Termination without Cause or for Good Reason in Connection with a Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated (x) by the Company without Cause or (y) by you for Good Reason, in either case] within twelve (12) months following a Change of Control (or during the six month period prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control), then any portion of your Option that was not cancelled in connection with such Change of Control in exchange for a cash payment will vest on the date of your termination of employment (or on the date of the Change of Control if such termination occurs during the six month period prior to a Change of Control), conditioned on you (i) having been employed at the Company for at least twelve (12) months following the Equity Grant Date; and (ii) delivering to the Company, and failing to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your termination.
(d)    Vesting Acceleration Upon Termination due to Retirement. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated by the Company due to your Retirement (as defined below), then any unvested portion of your Option will vest on the date of your termination of employment; provided that you have been employed by the Company for at least twelve (12) months following the Equity Grant Date. Unless otherwise defined in your employment agreement, “Retirement” means your voluntary termination of service on or after the date on which you attain age 55 and your age plus your years of service with the Company or a Subsidiary total at least 65, and you have not otherwise been terminated for Cause.
2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of Common Shares subject to your Option and your exercise price per share referenced above may be adjusted from time to time for capital adjustments.

3.    METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price of your Option in cash or by check or in any other manner permitted above, which may include one or more of the following:
(a)    Bank draft or money order payable to the Company.
(b)    Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
(c)    Provided that at the time of exercise the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned Common Shares either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Market Price on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, shall include delivery to the Company of your attestation of ownership of such Common Shares in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Common Shares to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(d)    By a “net exercise” arrangement pursuant to which the Company will reduce the number of Common Shares issued upon exercise of your Option by the largest whole number of Common Shares with a Market Price that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Common Shares to be issued; provided further, however, that Common Shares will no longer be outstanding under your Option and will not be exercisable thereafter to the extent that (i) Common Shares are used to pay the exercise price pursuant to the “net exercise,” (ii) Common Shares are delivered to you as a result of such exercise, and (iii) Common Shares are withheld to satisfy tax withholding obligations.
4.    WHOLE SHARES. You may exercise your Option only for whole Common Shares.
5.    SECURITIES LAW COMPLIANCE. You may not exercise your Option unless the Common Shares issuable upon such exercise are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option must also comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.    TERM. You may not exercise your Option before it becomes vested and exercisable or after the expiration of its term. The term of your Option commences on the Equity Grant Date and, except as provided otherwise in Section 7(a) of the Plan, expires upon the earliest of the following:
(a)    the Expiration Date indicated above;
(b)    your termination of employment, in the event your employment is terminated for Cause;
(c)    thirty (30) days following your termination of employment by the Company without Cause or by you for Good Reason;
(d)    six (6) months following your termination of employment by the Company due to your death or Disability, or upon the expiration of your employment term following a notice of non-renewal of your employment agreement by the Company;
(e)    two (2) years following your termination of employment due to your Retirement; or
(f)    three (3) months following your termination of employment for any reason other than those specifically enumerated in this Section 6; provided, however, that (i) if, during any part of the thirty (30) day, six (6) month or two (2) year periods set forth in Section 6(c), (d) or (e), respectively, your Option is not exercisable solely because of the condition set forth in Section 5, your Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of thirty (30) days, six (6) months or two (2) years after termination of your employment, as applicable.
7.    EXERCISE. You may exercise the vested portion of your Option during its term by delivering a notice (in a form designated by the Company) together with the exercise price to the Company’s Plan administrator, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
8.    TRANSFERABILITY.
(a)    Restrictions on Transfer. Your Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Board may, in its sole discretion, permit you to transfer your Option in a manner consistent with applicable tax and securities laws upon your request.
(b)    Domestic Relations Orders. Notwithstanding the foregoing, your Option may be transferred pursuant to a domestic relations order.
(c)    Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.

9.    CHANGE OF CONTROL. Upon the occurrence of a Change of Control, at the election of the Company, your Option shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change of Control or in the case of any other event that constitutes a Change of Control, the Market Price of a Common Share on the date such Change of Control occurs (minus the applicable exercise price per Common Share) or (ii) converted into an option in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Common Shares at the time of the Change of Control; provided that clause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change of Control is effected.
10.    RECORDS AND CONFIDENTIAL DATA. In consideration of the Share Units issued to you pursuant to this Agreement, you agree to be bound by the covenant of confidentiality set forth in this Section 10.
(a)    You acknowledge that in connection with the performance of your duties, the Company will make available to you, or you will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. You acknowledge and agree that any and all Confidential Information you learned or obtained during the course of your employment by the Company or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the sole property of the Company and its affiliates.
(b)    Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information will be kept confidential by you, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with the discharge of your duties to the Company and its affiliates, and will be safeguarded by you from unauthorized disclosure. For the avoidance of doubt, nothing in this Section 10(b) shall prevent you from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).
(c)    Following the termination of your employment, you will return to the Company all written Confidential Information which has been provided to you and you will return or destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information. Within five (5) business days of the termination of your employment, you shall deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 10(c).
(d)    For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and your obligation shall not extend to (i) information which is generally available to the public, (ii) information obtained by you other than pursuant to or in connection with your employment and (iii) information which is required to be disclosed by law or legal process.
(e)    Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you acknowledge that you shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)    Your obligations under this Section 10 shall survive the termination of your employment.
11.    COVENANT NOT TO SOLICIT, NOT TO COMPETE AND NOT TO DISPARAGE. In consideration of the Options issued to you pursuant to this Agreement, you agree to be bound by the covenants of non-solicitation, non-competition and non-disparagement set forth in this Section 11.
(a)    Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, you agree, during your employment and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your employment agreement) not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its Subsidiaries (or any person who was an employee of the Company or any of its Subsidiaries during the 6-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this Section 11(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.
(b)    Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the period of your employment and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your employment agreement), not to engage in Prohibited Activities (as defined below) in any country in which the Company conducts business, or plans to conduct business, during the period of your employment. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of branded or generic prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, gastroenterology or ophthalmology; provided that Prohibited Activities shall not mean (i) your investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) serving as a member of a board of directors of a company provided that, for the avoidance of doubt, you comply with the obligations set forth in Sections 10(a) and 11(a) of this Agreement. You agree that the covenants contained in this Section 11(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.
(c)    Non-Disparagement Covenant. You agree not to make written or oral statements about the Company, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging. The Company, its subsidiaries and affiliates shall not, and the Company shall instruct its directors and executive officers to not, make written or oral statements about you that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude you, the Company, its subsidiaries and affiliates, and the Company’s directors and executive officers from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.
(d)    Your obligations under this Section 11 shall survive the termination of your employment.
12.    It is the intent and desire of you and the Company that the restrictive provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of Section 10 or 11 shall be determined to be invalid or unenforceable, such provision shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
13.    REMEDIES FOR BREACH OF OBLIGATIONS UNDER SECTIONS 10 AND 11. You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach any obligation under Sections 10 or 11. Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain preliminary and permanent injunctive relief against any breach or prospective breach by you of your obligations under Sections 10 or 11. Without limiting other forms of relief available to Company, in the event of your breach of any of your obligations under Sections 10 or 11, your Award will be forfeited for no consideration and, if payment in respect of your Award has been made, you will be obligated to return the proceeds to the Company. You agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company, or in any other manner authorized by law.
14.    CLAWBACK. This Agreement is subject to any policy the Company adopts regarding the recovery of incentive compensation and any additional clawback provisions as required by law and applicable listing rules.

15.    OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Option will obligate the Company or an affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.
16.    COMMON SHARE OWNERSHIP REQUIREMENTS. You agree to comply with, and be subject to the terms of, any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.
17.    WITHHOLDING OBLIGATIONS.
(a)    At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the exercise of your Option.
(b)    The Company shall withhold from fully vested Common Shares otherwise issuable to you upon the exercise of your Option a number of whole Common Shares having a Market Price, determined by the Company as of the date of exercise, equal to an amount up to the maximum amount of tax that can be withheld by law (or such other amount as may be permitted by applicable law and accounting standards). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
18.    NOTICES. Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed effectively given upon your receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
19.    HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
20.    AMENDMENT. Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Option. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision; provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
21.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your Option shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.
(c)    You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option and fully understand all provisions of your Option. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including, without limitation, the provisions in your employment letter with respect thereto).
(d)    This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
22.    GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control; provided, however, for avoidance of doubt, terms contained in the Agreement but not in the Plan shall not constitute a conflict and such terms in the Agreement shall control. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company and all other interested persons. No member of the Board or the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
23.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any affiliate’s employee benefit plans.
24.    CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada. Each of the parties submits to the exclusive jurisdiction of the state courts within the State of New Jersey. In any issue, claim, demand, action, cause of action, suit or proceeding arising out of, or relating to, this Agreement, each of the parties agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, relating to, based on or in connection with this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
25.    SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.